NEWS RELEASE	Contact:
American Realty Investors, Inc. Investor Relations
FOR IMMEDIATE RELEASE	Erik Johnson (469) 522-4200 investor.relations@transconrealty-invest.com

American Realty Investors, Inc. reports Earnings for Q4 2021

DALLAS (March 29, 2022) -- American Realty Investors, Inc. (NYSE:ARL) is reporting its results of operations for the quarter ended December 31, 2021. For the three months ended December 31, 2021, we reported net loss attributable to common shares of $6.8 million or $0.42 per diluted share, compared to net income attributable to common shares of $0.4 million or $0.03 per diluted share for the same period in 2020.

Financial Highlights

•We collected approximately 97% of our rents for the three months ended December 31, 2021, comprised of approximately 96% from multifamily tenants and approximately 99% from office tenants.
•Total occupancy was 91% at December 31, 2021, which includes 95% at our multifamily properties and 70% at our commercial properties.
•On November 17, 2021, we entered into a Major Decision with Macquarie to engage a broker and initiate a sale of all the properties held by the VAA joint venture. In connection with the sale, VAA will distribute seven of its existing properties to us, and we in turn, will contribute one of our properties into the VAA Portfolio. The remaining forty-five properties will be sold to third party. The Major Decision agreement will expire on August 1, 2022, if the VAA Portfolio has not been sold.
•On January 14, 2022, we sold Toulon, a 240 unit multifamily property property in Gautier, Mississippi, for $26.8 million. The proceeds were used to pay off the mortgage note payable on the property and for general corporate purposes.
•On March 3, 2022,we extended our $39.0 million loan on Stanford Center to February 26, 2023.
Financial Results

Rental revenues decreased $9.8 million from $17.4 million for the three months ended December 31, 2020 to $7.6 million for the three months ended December 31, 2021. The decrease in rental revenue is primarily due to the receipt of a $5.9 million lease termination payment at Browning Place in 2020 and a decline in occupancy in our commercial properties.

Net operating loss increased $7.6 million from net operating income of $3.9 million for three months ended December 31, 2020 to net operating loss of $3.7 million for the three months ended December 31, 2021. The increase in net operating loss is primarily due to the lease termination payment at Browning Place in 2020 and an increase in legal fees in 2021.

Net loss attributable to common shares increased $7.2 million from net income of $0.4 million for the three months ended December 31, 2020 to net loss of $6.8 million for the three months ended December 31, 2021. The increase in net loss is primarily attributed to the lease termination payment at Browning Place in 2020, an increase in legal fees in 2021 and a decrease in gain on sale of assets, offset in part by a decrease in loss on foreign currency transactions in 2021.

About American Realty Investors, Inc.
American Realty Investors, Inc., a Dallas-based real estate investment company, holds a diverse portfolio of equity real estate located across the U.S., including office buildings, apartments, shopping centers, and developed and undeveloped land. The Company invests in real estate through direct ownership, leases and partnerships and invests in mortgage loans on real estate. The Company also holds mortgage receivables. The Company’s primary asset and source of its operating results is its investment in Transcontinental Realty Investors, Inc. (NYSE:TCI). For more information, visit the Company’s website at www.americanrealtyinvest.com.

AMERICAN REALTY INVESTORS, INC.
CONSOLIDATED STATEMENTS OF OPERATIONS
(Dollars in thousands, except per share amounts)

	Three Months Ended December 31,		Twelve Months Ended December 31,
	2021	2020	2021	2020
Revenues:
Rental revenues	$7,625	$17,448	$37,808	$51,909
Other income	989	1,770	4,231	7,117
Total revenue	8,614	19,218	42,039	59,026
Expenses:
Property operating expenses	4,360	5,853	20,860	24,360
Depreciation and amortization	2,397	4,417	11,870	14,755
General and administrative	3,143	2,656	15,942	10,614
Advisory fee to related party	2,391	2,354	13,985	9,409
Total operating expenses	12,291	15,280	62,657	59,138
Net operating (loss) income	(3,677)	3,938	(20,618)	(112)
Interest income	6,033	6,639	23,421	23,098
Interest expense	(6,604)	(8,709)	(29,080)	(35,004)
Loss on foreign currency transactions	(7,360)	(14,152)	(6,175)	(13,378)
Loss on extinguishment of debt	—	—	(1,451)	—
Equity in income (loss) from unconsolidated joint ventures	3,183	263	14,634	(379)
Gain on sale or write-down of assets, net	382	12,093	24,647	36,895
Income tax provision	(129)	493	1,067	147
Net (loss) income	(8,172)	565	6,445	11,267
Net income attributable to noncontrolling interest	1,368	(162)	(3,098)	(2,237)
Net (loss) income attributable to common shares	$(6,804)	$403	$3,347	$9,030
Earnings per share - basic
Basic and diluted	$(0.42)	$0.03	$0.21	$0.56
Weighted average common shares used in computing earnings per share
Basic and diluted	16,152,043	16,045,796	16,152,043	16,045,796